PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 2 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                               June 12, 1997
                                                                Rule 424(b)(3)

                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                               ------------

               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon 30 to 35 calendar days notice on any July 3 or January 3, commencing July 3, 1999.

Principal Amount:          $15,000,000

Maturity Date:             July 3, 2012

Settlement Date
  (Original Issue Date):   July 3, 1997

Interest Accrual Date:     July 3, 1997

Issue Price:               100%

Specified Currency:        U.S. Dollars

Redemption Percentage:     100%

Redemption Dates:          Redeemable in whole, but not in part, at the
                           option of the Company upon 30 to 35 calendar days notice on any July 3 or January 3, commencing July 3, 1999

Annual Redemption
  Percentage Reduction:    N/A

Interest Rate:             7.45% per annum

Interest Payment
  Dates:                   Each July 3 and January 3, commencing
                           January 3, 1998

Interest Payment Period:   Semi-annually

Total Amount of OID:       N/A

Original Yield to
  Maturity:                N/A

Initial Accrual Period
  OID:                     N/A

Book Entry Note or
  Certificated Note:       Book Entry Note

Senior Note or
  Subordinated Note:       Senior Note

Agent:                     Morgan Stanley & Co. Incorporated

Trustee:                   The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745EKN0

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER